SCHEDULE 14C

(RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities and Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

Bronco Drilling Company, Inc.
(Name of Registrant as Specified in Its Charter)
Payment of Filing Fee (Check Appropriate Box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transactions applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

BRONCO DRILING COMPANY, INC.

14313 N. MAY AVENUE, SUITE 100

OKLAHOMA CITY, OKLAHOMA 73134

NOTICE OF ACTION WITHOUT A MEETING

To the Stockholders of Bronco Drilling Company, Inc.:

This Information Statement is being furnished on or about January 18, 2006 by Bronco Drilling Company, Inc., a Delaware corporation (the “Company”), to holders of the Company’s outstanding common stock, par value $0.01 per share (“Common Stock”), as of the close of business on the record date, November 16, 2005 (the “Record Date”), pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The purpose of this Information Statement is:

(1)	to inform holders of Common Stock that the Company has obtained the written consent of the requisite holders of Common Stock as of the close of business on the Record Date approving an amendment (the “Amendment”) to the Company’s 2005 Stock Incentive Plan (the “Plan”); and

(2)	to serve as notice of the foregoing action in accordance with Section 228(e) of the Delaware General Corporation Law.

The close of business on November 16, 2005 is the Record Date for the determination of the holders of Common Stock entitled to receive this Information Statement. As of the close of business on the Record Date, the Company had 23,165,368 shares of Common Stock issued and outstanding and 500,000 shares of Common Stock reserved for issuance under the Plan. Each share of Common Stock entitles the holder thereof to one vote on the matter submitted to the common stockholders.

Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock as of close of business on the Record Date is required to approve the Amendment. On November 16, 2005, in accordance with Delaware law, the holders of a majority of the outstanding shares of Common Stock executed a written consent approving the Amendment. ACCORDINGLY, WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The approximate date on which this Information Statement is being sent by the Company to the holders of Common Stock as of close of business on the Record Date is January 18, 2006.

Sincerely,

/s/ D. Frank Harrison
D. Frank Harrison
January 18, 2006	Chief Executive Officer and President

BRONCO DRILLING COMPANY, INC.

14313 N. MAY AVENUE, SUITE 100

OKLAHOMA CITY, OKLAHOMA 73134

INFORMATION STATEMENT

Background

This Information Statement is being furnished on or about January 18, 2006 by the Company to holders of Common Stock as of the close of business on the Record Date pursuant to Rule 14c-2 under the Securities Exchange Act. The purpose of this Information Statement is:

(1)	to inform holders of Common Stock that the Company has obtained the written consent of the requisite holders of Common Stock as of the close of business on the Record Date approving the Amendment; and

(2)	to serve as notice of the foregoing action in accordance with Section 228(e) of the Delaware General Corporation Law.

Section 228(a) of the General Corporation Law of the State of Delaware states that, unless otherwise provided in the certificate of incorporation, any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. The Company’s Certificate of Incorporation provides that the stockholders may take action by written consent when the Company’s board of directors has approved in advance the taking of such action by written consent.

On November 8, 2005, the Company’s board of directors approved the Amendment and approved the right of the stockholders to act on the Amendment by written consent. On November 16, 2005, holders of more than a majority of the outstanding shares of Common Stock executed a written consent approving the Amendment. Because the Amendment has been approved by the holders of the requisite number of outstanding shares of Common Stock that are entitled to cast votes, no other stockholder approval of this action is necessary. This Information Statement will also serve as notice of action taken without a meeting as required by Section 228(e) of the Delaware General Corporation Law. No further notice of the action described herein will be given to you.

This Information Statement is provided to the Company’s stockholders for informational purposes only, and you need not take any further action in connection with this Information Statement. The Company will bear all costs of preparing and delivering this Information Statement.

Outstanding Shares and Voting Rights

Pursuant to the Company’s Certificate of Incorporation, the Company currently has authorized the issuance of 100,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share. As of the close of business on the Record Date, the Company had 23,165,368 shares of Common Stock issued and outstanding, no shares of preferred stock issued and outstanding and 500,000 shares of Common Stock reserved for issuance under the Plan. Each share of Common Stock outstanding as of the close of business on the Record Date is entitled to one vote on the matter submitted to a vote of the common stockholders.

This Information Statement is being mailed on or about January 18, 2006 to the holders of record of Common Stock as of the close of business on the Record Date which is November 16, 2005. Section 213(b) of the Delaware General Corporation Law sets forth the rules for ascertaining the record date to determine which stockholders of a corporation are eligible to consent to action by written consent pursuant to Section 228 of the Delaware General Corporation Law. On November 8, 2005, the Company’s board of directors approved the matters set forth in this Information Statement. Pursuant to Section 213(b), the record date for determining stockholders entitled to consent to corporate action in writing without a meeting is the first date following the board consent on which a signed written consent approving the matters set forth in this Information Statement is delivered to the Company, which date was November 16, 2005. Therefore, holders of record of the Common Stock as of the close of business on November 16, 2005, the Record Date, were entitled to consent to the actions described in this Information Statement.

The November 16, 2005, written consent of the common stockholders referenced above and described in this Information Statement was executed by stockholders holding approximately 57% of the shares of Common Stock eligible to vote on those matters on that date. ACCORDINGLY, WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY. Plan participants may not exercise any options issued under the Amendment until at least 20 days after the mailing of this Information Statement, or on or about January 18, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the Record Date by:

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, known to us to beneficially own 5% or more of our outstanding common stock.

Except as otherwise indicated, the beneficial owners named in the table below have sole voting and investment power with respect to all shares of capital stock held by them.

Name	Number	Percent of Common Stock Beneficially Owned (1)
5% Stockholder:
Bronco Drilling Holdings, L.L.C. (2)	13,092,353	57%

Directors and Named Executive Officers:
D. Frank Harrison (3)	27,778	*
Mike Liddell	—	*
David L. Houston (4)	2,778	*
Michael O. Thompson (4)	2,778	*
Phillip Lancaster (4)	2,778	*
Karl W. Benzer (5)	9,722	*
Zachary M. Graves (6)	8,333	*
Steven C. Hale	117,647	*
Directors and executive officers as a group (7 persons) (7)	54,167	*

*	Less than 1%
(1)	Percentage of beneficial ownership is based upon 23,165,368 shares of common stock outstanding on the Record Date. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares which such person owns or has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any security which such person or group of persons has the right to acquire within 60 days is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As a result, the denominator used in calculating the beneficial ownership among our stockholders may differ.

(2)	Wexford Capital LLC is the sole manager of Bronco Drilling Holdings, L.L.C. Wexford’s address is Wexford Plaza, 411 West Putnam Avenue, Greenwich, Connecticut 06830.
(3)	Includes 27,778 shares beneficially owned under options that are currently exercisable or will become exercisable within 60 days after the date hereof.
(4)	Includes 2,778 shares beneficially owned under options that are currently exercisable or will become exercisable within 60 days after the date hereof.
(5)	Includes 9,722 shares beneficially owned under options that are currently exercisable or will become exercisable within 60 days after the date hereof.
(6)	Includes 8,333 shares beneficially owned under options that are currently exercisable or will become exercisable within 60 days after the date hereof.
(7)	Includes 54,167 shares beneficially owned by the directors and executive officers under options that are currently exercisable or will become exercisable within 60 days after the date hereof.

DIRECTOR COMPENSATION

Prior to our initial public offering in August 2005, none of our directors received compensation for services rendered as a board member. Following completion of our initial public offering, our non-employee directors are paid a monthly retainer of $1,000 and a per meeting attendance fee of $500 and are reimbursed for all ordinary and necessary expenses incurred in the conduct of our business. Members of our board of directors who are also our officers or employees do not receive compensation for their services as directors.

In connection with our initial public offering, we implemented the Plan. Under the Plan, certain non-employee directors were each granted a nonqualified stock option to purchase 20,000 shares of Common Stock at an exercise price of $17.00 per share, an amount equal to the initial public offering price. Options granted to eligible non-employee directors under the Plan vest in 36 equal monthly installments beginning on the date of grant and are exercisable for a period of ten years beginning on the date of its grant.

EXECUTIVE COMPENSATION

Salary and Bonuses

D. Frank Harrison has served as our Chief Executive Officer since May 2005 and as our President since August 2005. His current annual salary is $200,000.

Karl W. Benzer has served as our Chief Operating Office since August 25, 2005. His current annual salary is $180,000. In addition, Mr. Benzer is entitled to receive a one-time year-end bonus of $50,000 to be paid on December 31, 2005 and a one-time 2006 first quarter bonus of $40,000 to be paid on January 16, 2006.

Zachary M. Graves has served as our Chief Financial Officer since April 2005. His current annual salary is $135,000.

Steven C. Hale served as our President beginning in June 2001 and our Chief Operating Officer beginning in April 2005 in each case until his resignation in August 2005. He earned $125,000 during each of the years ended December 31, 2004, 2003 and 2002. No other executive officer earned or received more than $100,000 in salary and bonus for 2004. There were no stock option grants to, or option exercises by, Mr. Hale during 2004, 2003 or 2002.

Stock Options

No options were granted to the above named executive officers during 2004, 2003 or 2002.

Employment Agreements

On August 25, 2005, we entered into an employment agreement with Karl W. Benzer, our Chief Operating Officer. The agreement has a five-year term and provides for a base salary of $180,000 per year. Under the agreement, Mr. Benzer will be eligible to receive, but is not guaranteed, salary increases, based upon merit (as determined by our Chief Executive Officer), our financial performance (as determined by our monthly profit and loss statements), market conditions and other industry factors. The agreement provides for a one-time year-end bonus of $50,000 to be paid on December 31, 2005, and a one-time, first-quarter bonus of $40,000 to be paid on January 16, 2006, subject to certain forfeiture conditions. Beginning in 2006, Mr. Benzer will also be eligible for bonuses based upon merit, financial performance, market conditions and other industry factors. The agreement also grants Mr. Benzer an option to purchase 70,000 shares of our Common Stock at a price of $18.70 per share. If we terminate Mr. Benzer’s employment without cause, Mr. Benzer is entitled to severance pay equal to the base salary earned under the agreement through the date of such termination without cause, and base salary for the remainder of the term of the agreement. Mr. Benzer will also be permitted to exercise stock options then vested within ten days of such termination without cause by us. The agreement provides that during the five-year term of Mr. Benzer’s employment with us and for a period of two years thereafter or, if longer, a period of two years following the termination of Mr. Benzer’s employment with us, Mr. Benzer will not recruit, solicit, encourage or induce any employees of ours or our affiliates to terminate their employment or otherwise disrupt any employees relationship with us or our affiliates or hire, employ or offer employment to any person who is or was employed by us or any of our affiliates. Mr. Benzer is also prohibited, during the five-year term of his employment with us and for a period of two years thereafter, or, if longer, a period of two years following the termination of Mr. Benzer’s employment with us, from soliciting any past or current customer, supplier or any other person with a business relationship with us to cease doing business with us.

In connection with our initial public offering, we entered into an employment agreement with Steven C. Hale, our former President and Chief Operating Officer. Mr. Hale resigned from his positions with us in August 2005. His employment agreement provided for an annual base salary of $175,000 during its one-year term. The employment agreement also provided that in the event that Mr. Hale was terminated by us without cause, Mr. Hale would have been entitled to severance pay in an aggregate amount equal to three months of his then current base salary. No severance payments were due, payable or made to Mr. Hale by us under the employment agreement or otherwise. Under the employment agreement, Mr. Hale is prohibited, for a period of five years following the termination of Mr. Hale’s employment, from directly or indirectly disclosing any confidential information Mr. Hale obtained as a result of his employment. Mr. Hale is also prohibited, for a period of 12 months following his termination of employment with us, from soliciting the business of any established customer of ours in the United States or soliciting, enticing, persuading or inducing any employee, agent or representative of ours to terminate such person’s relationship with us or to become employed by any business or person other than us or hire or retain any such person.

Under the terms of an agreement between Bronco Drilling Holdings, L.L.C. and Mr. Hale, following successful completion of our initial public offering, Mr. Hale was entitled to receive the sum of $2.0 million and shares of our Common Stock having a market value of $2.0 million based on the initial public offering price. These payments were made by Bronco Drilling Holdings and not by us. We accounted for these payments as a capital contribution to us in the amount of $4.0 million and compensation expense in the amount of $4.0 million during the third quarter of 2005, the period in which such obligations were incurred.

Securities Authorized for Issuance under Equity Compensation Plans

As of December 31, 2004, we did not have any securities authorized for issuance under equity compensation plans.

In August 2005, we implemented the Plan. The purpose of the Plan is to enable us, and any of our affiliates, to attract and retain the services of the types of employees, consultants and directors who will contribute to our long range success and to provide incentives which are linked directly to increases in share value which will inure to the benefit of our stockholders. The Plan provides a means by which eligible recipients of awards may be given an opportunity to benefit from increases in value of our Common Stock through the granting of incentive stock options and nonstatutory stock options.

Eligible award recipients are employees, consultants and directors of ours and our affiliates. Incentive stock options may be granted only to our employees. Awards other than incentive stock options may be granted to employees, consultants and directors. Prior to the adoption of the Amendment, the shares that may be issued pursuant to awards consist of our authorized but unissued Common Stock, and the maximum aggregate amount of such Common Stock which may be issued upon exercise of all awards under the Plan, including incentive stock options, may not exceed 500,000 shares, subject to adjustment to reflect certain corporate transactions or changes in our capital structure. The Amendment increases the number of shares reserved for issuance under the Plan to 1,000,000.

We have granted options to employees and certain non-employee directors to purchase a total of 500,000 shares of our Common Stock under the Plan, including option grants covering a total of 200,000 shares to D. Frank Harrison, 60,000 shares to Zachary M. Graves and 70,000 shares to Karl M. Benzer. These options have a weighted average exercise price of $17.92 per share, have a term of ten years and vest in 36 equal monthly installments beginning on the date of grant. In addition, we have granted options to eligible non-employee directors as described in “—Director Compensation,” above. These grants were issued pursuant to a standard form of stock option agreement under the Plan which was attached as Exhibit 10.7 to Amendment No. 2 to the Registration Statement on Form S-1, File No. 333-125405, filed by the Company with the Securities and Exchange Commission, referred to as the Commission, on August 2, 2005. The Company anticipates that the shares of Common Stock to be awarded under the Plan or to be issued upon the exercise of options granted under the Plan will be registered pursuant to a Registration Statement on Form S-8 to be filed with the Commission.

AMENDMENT NO. 1 TO THE BRONCO DRILLING COMPANY, INC.

2005 STOCK INCENTIVE PLAN

The Company’s board of directors and a majority of the stockholders of the Company have approved the Amendment. The Amendment increases the number of shares of Company Common Stock reserved for issuance under the Plan from 500,000 to 1,000,000.

Summary of the Terms of the Amendment

Pursuant to the Amendment, the maximum aggregate number of share of Common Stock that may be issued upon exercise of all awards under the Plan, including incentive stock options, is increased from a maximum of 500,000 shares to a maximum of 1,000,000 shares.

All other terms of the Plan remain unchanged.

The full text of the Amendment is attached to this Information Statement as Exhibit A. Please refer to Exhibit A for a more complete description of the terms of the Amendment. For a more complete description of the terms of the Plan, please refer to Exhibit 10.6 to Amendment No. 2 to the Registration Statement on Form S-1, File No. 333-125405, filed by the Company with the Commission on August 2, 2005.

Dissenter’s Rights of Appraisal

The Company’s stockholders have no rights to appraisal of their shares of Common Stock or other rights to dissent under Delaware law, the Company’s Certificate of Incorporation or Bylaws in connection with the matters discussed in this Information Statement.

ADDITIONAL INFORMATION

Additional information concerning the Company, including its current reports on Form 8-K, which have been filed with the Commission, may be accessed through the EDGAR archives at www.sec.gov.

By the Order of the Board of Directors

/s/ Zachary M. Graves
Zachary M. Graves
Chief Financial Officer

January 18, 2006

Oklahoma City, Oklahoma

Exhibit A

Amendment No. 1 to Bronco Drilling Company, Inc.

2005 Stock Incentive Plan

The Bronco Drilling Company, Inc. 2005 Stock Incentive Plan is hereby amended as follows:

1. Amendment.

Delete Section 4.1 and replace it, in its entirety, with the following:

“4.1 Share Reserve. Subject to the provisions of Section 11.1 relating to adjustments upon changes in Common Stock, the shares that may be issued pursuant to Awards shall consist of the Company’s authorized but unissued Common Stock, and the maximum aggregate amount of such Common Stock which may be issued upon exercise of all Awards under the Plan, including Incentive Stock Options, shall not exceed One Million (1,000,000) shares. Awards for fractional shares of Common Stock may not be issued under the terms of the Plan.”

2. Execution. To record the adoption of the Amendment by the Board, the Company has caused its authorized officer to execute the Amendment as of the date specified below.

[Signature Page Follows]

IN WITNESS WHEREOF, upon authorization of the Board of Directors, the undersigned has caused Amendment No. 1 to the Bronco Drilling Company, Inc. 2005 Stock Incentive Plan to be executed effective as of the 16th day of November, 2005.

Bronco Drilling Company, Inc.

By:	/s/ D. Frank Harrison
D. Frank Harrison
Chief Executive Officer